Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Tuesday, October 16, 2001

at 8:00 a.m.

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today reported earnings for the third quarter and year to date 2001. Diluted earnings per share, inclusive of a one-time extraordinary charge of $.07 per share, increased 5 percent to $0.44 from $0.42 in the third quarter of 2000. Net income increased 4 percent to $11.9 from $11.4 million in the third quarter of 2000 ($13.8 million before the extraordinary charge of $1.9 million, after-tax).

For the nine months ending September 30, 2001, diluted earnings per share increased 7 percent to $1.31 from $1.23 in the same period of 2000. Net income for the nine months rose 6 percent to $35.4 million ($37.3 million before the one-time extraordinary charge) from $33.3 million in 2000. Return on equity, excluding the effects of unrealized gains in the investment portfolios, was 18.58 percent year to date, and return on average assets was 2.03 percent.

"I am pleased with the results we achieved so far this year during a difficult economic and interest rate environment," commented James C. Miller, president and chief executive officer. "The pressure on our net interest margin this quarter intensified from the dramatic drop in short-term interest rates, delinquent loan interest and the general slowing of loan demand. In addition, a one-time pretax extraordinary loss of $2.9 million ($1.9 million after-tax, or $.07 per share) was incurred on the early repayment of $50 million of long-term debt. The compression in net interest income and the extraordinary loss were mitigated to some extent by strong noninterest income performance."

Net interest income, on a fully taxable basis, increased $0.6 million or 1 percent in the first nine months of 2001 as compared to 2000. The net interest margin declined by 9 basis points to 4.31 percent during the same period. Contributing to the slow growth in net interest income for the period was a $0.4 million increase in delinquent loan interest this quarter as compared to a $0.4 million delinquent interest recovery that occurred in the third quarter of 2000.

Miller added, "Performance in our net interest income has been highly influenced by the unprecedented reduction in short-term interest rates during the year. Part of our strategy to modify this sensitivity was the early repayment of some callable long-term debt, which required a large prepayment penalty. This prepayment penalty was offset by gains on the sale of callable securities in our bond portfolio."

Noninterest income increased $4.6 million or 28 percent (excluding the $2.9 million of bond gains to offset the debt prepayment penalty) in the first nine months of 2001 as compared to 2000. Equity security gains for the first nine months of 2001 were $5.3 million. S&T Investment Company continues to be a major earnings contributor and currently has an equity portfolio with a market value of $113.5 million that includes $38.7 million of unrealized gains. Other fees increased $1.7 million or 12 percent, with particularly strong performances in mortgage banking, equity call, debit/credit card and letters of credit fees.

Deposit growth has been very strong throughout 2001, increasing $102.3 million or 7 percent over the last 12 months. Loan growth increased just $47.8 million or 3 percent during the last 12 months. Loan volume declined by $6.9 million during the third quarter of 2001 as compared to the second quarter of this year.

Miller stated, "We are pleased with the excellent core deposit growth this year. Core deposits are a very important component of our long-term funding strategy. Loan demand, on the other hand, has been negatively affected by the slowdown in the economy and recent political events. As such, we are adjusting our loan growth projections for 2001 from 6-8 percent to 2-4 percent. This economic and loan demand contraction will almost certainly affect earnings, so we are also adjusting our 2001 earnings per share estimate from $1.75 - $1.79 to $1.73 - $1.75."

Other current financial projections for 2001 are: deposit growth of 5-7 percent; fee increases of 10-12 percent; net margin rate decline of 8-12 basis points; loan loss provision of $4-5 million; and equity security gains of $6-7 million.

The provision for loan losses was $0.9 million for the third quarter of 2001 as compared to $1.0 million in the same period last year. Year-to-date provision for loan losses was $3.9 million in 2001 as compared to $3.0 million in 2000. The allowance for loan losses was $28.8 million, or 1.75 percent of total loans at September 30, 2001.

Nonperforming loans were 0.71 percent of total loans at September 30, 2001 as compared to 0.49 percent at September 30, 2000. The third quarter 2001 increase is primarily related to two manufacturing credits. We are currently in the process of liquidating our collateral and believe the assets have been written down to fair market value. Net charge-offs for the third quarter and year-to-date 2001 were $0.5 million and $2.5 million, respectively.

S&T Bancorp, Inc. declared a $0.23 per share cash dividend on September 17, 2001 payable on October 25, 2001 to shareholders of record October 1, 2001. The book and market values per share as of September 30, 2001 were $10.88 and $23.40 respectively, as compared to $9.81 and $19.00 at September 30, 2000. A stock buy-back program authorizing the purchase of up to 1 million shares remains in effect; 225,000 shares have been repurchased during 2001.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.